Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

         Filed by the registrant    __X__

         Filed by a party other than the registrant   _____
         Check the appropriate line:

         ___      Preliminary proxy statement

         _X_      Definitive proxy statement

         ___      Definitive additional materials

         ___      Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                  Staples, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


                                  Staples, Inc.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate line):

         ___      $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or
                  14a-6(j)(2).

         ___ $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

         ___ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

                  (1) Title of each class of securities to which transaction applies:

                  (2) Aggregate number of securities to which transaction applies:

                  --------------------------------------------------------------

                  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.

                  --------------------------------------------------------------

                  (4)  Proposed maximum aggregate value of transaction:

                  --------------------------------------------------------------


         ___ Check if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form of schedule and the date of its filing.

         (1)      Amount previously paid:

         (2)      Form schedule or registration statement no.:


--------------------------------------------------------------------------------

         (3)      Filing party:


--------------------------------------------------------------------------------

         (4)      Date filed:


--------------------------------------------------------------------------------

                                  STAPLES, INC.
                               One Research Drive
                        Westborough, Massachusetts 01581

               Notice of Annual Meeting of Stockholders to be Held
                           on Tuesday, August 26, 1997

         The Annual Meeting of Stockholders of Staples, Inc. will be held at Fleet Bank, 8th Floor Conference Center, 75 State Street, Boston, Massachusetts, on Tuesday, August 26, 1997 at 2:00 p.m., local time, to consider and act upon the following matters:


(1) To elect three Class 3 Directors to serve for a three-year term expiring at the 2000 Annual Meeting of Stockholders.

(2) To ratify the selection of Ernst & Young LLP as Staples' independent auditors for the current fiscal year.

(3) To transact such other business as may properly come before the meeting or any adjournment thereof.


Stockholders of record at the close of business on July 15, 1997 will be entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books will remain open.

                                         By Order of the Board of Directors,


                                         Peter M. Schwarzenbach,
                                         Secretary

Westborough, Massachusetts
July 22, 1997



WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                                  STAPLES, INC.
                               One Research Drive
                        Westborough, Massachusetts 01581


                                 PROXY STATEMENT

                     for the Annual Meeting of Stockholders
                               on August 26, 1997

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Staples, Inc. for use at the Annual Meeting of Stockholders to be held on August 26, 1997 and at any adjournment of that meeting. All proxies will be voted in accordance with the stockholders' instructions, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Secretary or by voting in person at the Annual Meeting.

         At the close of business on July 15, 1997, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote 163,396,187 shares of Common Stock (constituting all of the voting stock of Staples). Holders of Common Stock are entitled to one vote per share. All references in this Proxy Statement to historical transactions in Common Stock reflect the three-for-two stock splits effected in the form of 50% stock dividends distributed on October 28, 1994, July 24, 1995, and March 25, 1996.

         Staples' Annual Report for the fiscal year ended February 1, 1997 was mailed to stockholders, along with these proxy materials, on or about July 22, 1997.


                                 VOTES REQUIRED

         The affirmative vote of the holders of a plurality of the shares of Common Stock voting on the matter is required for the election of Directors. The affirmative vote of the holders of a majority of the shares of Common Stock voting on the matter is required for ratification of the selection of Ernst & Young LLP as the Company's independent auditors for the current fiscal year.


         The holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock represented in person or by proxy will be counted for purposes of determining whether a quorum is present at the Annual Meeting. Shares which abstain from voting as to a particular matter will be treated as shares that are present and entitled to vote for purposes of determining the number of shares present and entitled to vote with respect to any particular matter, but will not be counted as a vote cast on such matter. If a broker or nominee holding stock in "street name" indicates on a proxy that it does not have discretionary authority to vote as to a particular matter, those shares will not be counted as a vote cast on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting for election of Directors or the ratification of the selection of Ernst & Young LLP as Staples' independent auditors.

                              ELECTION OF DIRECTORS

         Staples' Board of Directors is divided into three classes, with members of each class holding office for staggered three-year terms (in all cases subject to the election and qualification of their successors or to their earlier death, resignation or removal). The persons named in the enclosed proxy will vote to elect Basil L. Anderson, Robert C. Nakasone and Thomas G. Stemberg as Class 3 Directors for a term expiring at the 2000 Annual Meeting, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. Messrs. Nakasone and Stemberg are currently Class 3 Directors of Staples. Mr. Anderson is being nominated to serve as a Class 3 Director. All of the nominees have indicated their willingness to serve, if elected, but if any should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by the Board of Directors.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF ALL NOMINEES AS DIRECTORS.

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

         The Board of Directors, at the recommendation of the Audit Committee, has selected the firm of Ernst & Young LLP as Staples' independent auditors for the current fiscal year. Ernst & Young LLP has served as Staples' independent auditors since Staples' inception. Although stockholder approval of the Board of Directors' selection of Ernst & Young LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors may reconsider its selection.

         Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE CURRENT FISCAL YEAR.

                                  OTHER MATTERS

         The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

         All costs of solicitation of proxies will be borne by Staples. In addition to solicitations by mail, Staples' Directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and Staples will reimburse them for their out-of-pocket expenses in this connection.

         Proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders currently contemplated to be held in May 1998 must be received by Staples at its principal office in Westborough, Massachusetts not later than December 31, 1997 for inclusion in the proxy statement for that meeting.

THE BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

         The following table sets forth the beneficial ownership of Staples' Common Stock as of May 31, 1997 (i) by each person who is known by Staples to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) by each Director, (iii) by each of the Senior Executives named in the Summary Compensation Table set forth under the caption "Executive Compensation" below, and (iv) by all current Directors and executive officers as a group:


                                                                Percentage of
                                      Number of Shares       Outstanding Common
Beneficial Owner                   Beneficially Owned (1)          Stock (2)
----------------                   ----------------------     ------------------

5% Stockholders
---------------

FMR Corp. (3)                               21,424,469               13.1%
82 Devonshire Street
Boston, MA  02109

Putnam Investments, Inc. (4)                 8,741,974               5.4%
One Post Office Square
Boston, MA 02109

Directors
---------

Thomas G. Stemberg (5)                       3,452,052                2.1%
Martin Trust (6)                             1,967,264                1.2%
Leo Kahn (7)                                   724,509                 *
Robert C. Nakasone (8)                         307,848                 *
Rowland T. Moriarty (9)                        258,386                 *
W. Mitt Romney (10)                            182,841                 *
Paul F. Walsh (11)                             128,996                 *
Mary Elizabeth Burton (12)                      65,353                 *
Martin E. Hanaka                                53,321                 *
W. Lawrence Heisey (13)                         19,123                 *
James L. Moody, Jr. (14)                        14,625                 *

Other Senior Executives
-----------------------

John C. Bingleman (15)                         204,449                 *
Ronald L. Sargent (16)                         323,904                 *
Joseph S. Vassalluzzo (17)                     539,702                 *
All current Directors and
Executive Officers as a group               10,139,149               6.2%
(22 persons) (18)

-----------------
* Less than 1%

    (1) Each person has sole investment and voting power with respect to the shares indicated, except as otherwise noted. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership. Each person or entity listed is deemed to beneficially own shares issuable upon the exercise of stock options that are exercisable within 60 days after May 31, 1997 ("Presently Exercisable Options") and any shares issuable upon conversion of the Company's 4-1/2% Convertible Subordinated Debentures due 2000 (the "Debentures") held by the person or entity in question.

    (2) Number of shares deemed outstanding includes 163,056,009 shares outstanding as of May 31, 1997, any shares subject to Presently Exercisable Options held by the person or entity in question, and any shares issuable upon conversion of the Debentures held by the person or entity in question.

    (3) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 1997. Includes 376,359 shares issuable upon conversion of the Debentures.

    (4) Based on a Schedule 13G filed with the Securities and Exchange Commission on January 31, 1997.

    (5) Includes 310,674 shares owned by the Thomas G. Stemberg 1995 Trust, and 2,530 shares owned by Mr. Stemberg's wife. Also includes 2,328,750 shares subject to Presently Exercisable Options.

    (6) Includes 1,850,931 shares owned by Trust Investments, Inc., with which Mr. Trust is affiliated. Mr. Trust has shared investment and voting control of these shares. Also includes 7,593 shares held by Mr. Trust's wife. Also includes 58,123 shares subject to Presently Exercisable Options.

    (7) Includes 75,000 shares owned by Mr. Kahn's wife. Also includes 83,434 shares subject to Presently Exercisable Options.

    (8) Includes 83,434 shares subject to Presently Exercisable Options.

    (9) Includes 28,012 shares held by trusts for the benefit of Mr. Moriarty's children and 21,429 shares owned by Cubex Corporation, of which Mr. Moriarty is Chairman and Chief Executive Officer. Mr. Moriarty is not a trustee of the trusts for the benefit of his children. Also includes 83,434 shares subject to Presently Exercisable Options.

    (10) Includes 77,810 shares subject to Presently Exercisable Options. Also includes 86,694 shares subject to Presently Exercisable Options granted to Bain & Co., Inc., of which Mr. Romney is a director.

    (11) Includes 121,403 shares subject to Presently Exercisable Options.

    (12) Comprised of 65,353 shares subject to Presently Exercisable Options.

    (13) Includes 14,061 shares subject to Presently Exercisable Options.

    (14) Includes 4,500 shares subject to Presently Exercisable Options.

    (15) Includes 168,750 shares subject to Presently Exercisable Options.

    (16) Includes 279,824 shares subject to Presently Exercisable Options.

    (17) Includes 507,207 shares subject to Presently Exercisable Options.

    (18) Includes 4,609,610 shares subject to Presently Exercisable Options.


              DIRECTORS AND EXECUTIVE OFFICERS OF STAPLES

         Set forth below are the names and certain information with respect to each current Director or nominee for the position of Director and executive officer of Staples.

Current Class 3 Directors and nominees for term expiring at the 2000 Annual
Meeting:

         Basil L. Anderson, age 52, is a new nominee for Director. He has served as Senior Vice President - Finance and Chief Financial Officer of Campbell Soup Company, a food products manufacturer, since April 1996, and has also served as Treasurer of that Company since May 1996. Prior to joining Campbell Soup, Mr. Anderson was with Scott Paper Company where he served in a variety of capacities beginning in 1975, including Vice President and Chief Financial Officer from February 1993 to December 1995, and Worldwide Treasurer from March 1988 to February 1993.

         Leo Kahn, age 80, is a co-founder of Staples and has been a Director since January 1986. He has been a partner in United Properties Group, a real estate partnership, since April 1985, and since November 1996 he has been Chief Executive Officer of Nature's Heartland, a food retailer. Mr. Kahn is a Director of Cambridge Soundworks, Inc. Mr. Kahn will be retiring as a Director of Staples as of the 1997 Annual Meeting.

         Robert C. Nakasone, age 49, has been a Director since January 1986. Mr. Nakasone has served as President and Chief Operating Officer of Toys "R" Us, Inc., a retail store chain, since January 1994. From January 1989 to January 1994, Mr. Nakasone served as Vice Chairman and President of Worldwide Toy Stores of Toys "R" Us. Mr. Nakasone is a Director of Toys "R" Us.

         Thomas G. Stemberg, age 48, is a co-founder of Staples and has been a Director since January 1986. Mr. Stemberg has served as Staples' Chairman of the Board of Directors and Chief Executive Officer since February 1988. Mr. Stemberg is a Director of PETsMART, Inc.

Class 1 Directors holding office for term expiring at the 1998 Annual Meeting:

         W. Lawrence Heisey, age 67, has been a Director since November 1994. Mr. Heisey has served as Chairman Emeritus of Harlequin Enterprises Ltd. of Toronto, Canada, a publishing company, since May 1990 and was a Director of The Business Depot, Ltd. prior to its acquisition by Staples in August 1994.

         James L. Moody, Jr., age 65, has been a Director since September 1995. Mr. Moody served as Chairman of the Board of Hannaford Bros. Co., a food retailer, from May 1992 until his retirement in May 1997. Mr. Moody is a Director of UNUM Corporation, IDEXX Laboratories, Inc. and Penobscot Shoe Co. and is a Trustee of the Colonial Group mutual funds.

         Martin Trust, age 62, has been a Director since June 1987. Mr. Trust has served as President and Chief Executive Officer of Mast Industries, Inc., a contract manufacturer, importer and wholesaler of women's apparel, and wholly-owned subsidiary of The Limited, Inc., since 1970. Mr. Trust is a Director of The Limited, Inc.

         Paul F. Walsh, age 48, has been a Director since December 1990. Mr. Walsh has served as President and Chief Executive Officer of Wright Express Corporation, an information and financial services company, since February 1995. From January 1990 to February 1995, Mr. Walsh was Chairman of BancOne Diversified Services Corporation, a financial services company. Mr. Walsh is a Director of Intelligent Controls, Inc.


Class 2 Directors holding office for term expiring at the 1999 Annual Meeting:

         Mary Elizabeth Burton, age 45, has been a Director since June 1993. Ms. Burton has served as Chairman and Chief Executive Officer of BB Capital, Inc., an investment company, since August 1994. From July 1992 to July 1994, she was Chairman and Chief Executive Officer of Supertans, Inc., a chain of tanning salons. Ms. Burton is a Director of Gantos, Inc.

         Martin E. Hanaka, age 48, has been a Director since May 1996. Mr. Hanaka has served as President and Chief Operating Officer of Staples since August 1994. From October 1992 to August 1994, he was President and Chief Operating Officer and Executive Vice President of Lechmere, Inc. Prior to joining Lechmere, Inc., he was with Sears Roebuck & Co. where, commencing 1990, he served in various capacities, including Vice President-Brand Central, Regional Manager - Mid-South and General Manager-Sears Travel. Mr. Hanaka is a Director of Wilmar Industries, Inc.

         Rowland T. Moriarty, age 50, has been a Director since March 1986. Mr. Moriarty has been Chairman and Chief Executive Officer of Cubex Corporation, a consulting company, since September 1992. He was a professor at Harvard Business School from September 1982 to September 1992. Mr. Moriarty is a Director of Capital American Financial Corporation.

         W. Mitt Romney, age 50, has been a Director since January 1986. Since May 1992, Mr. Romney has been the President Chief Executive Officer of Bain Capital, Inc., a firm which manages certain venture capital funds. Mr. Romney has been a general partner and the managing partner of each of Bain Capital Partners and Bain Venture Capital, both general partners of venture capital limited partnerships, since September 1984 and October 1987, respectively. Mr. Romney served as Chief Executive Officer of Bain & Company, Inc., a management consulting firm, from 1991 to 1993, and now serves as a director of such firm. Mr. Romney is a Director of Marriott International, Inc., The Sports Authority, Inc. and Auto Palace.

Executive Officers

         In addition to Messrs. Stemberg and Hanaka, the following are the executive officers of Staples:

         John C. Bingleman, age 54, has served as President - Staples International since May 1997. Prior to that he was President - North American Superstores from August 1994 to May 1997. Mr. Bingleman was President of The Business Depot, Ltd. from its founding in 1990 until its acquisition by Staples in August 1994.

         Henry P. Epstein, age 61, has served as Vice President - Contract Development & Operations since April 1994. Mr. Epstein was the Chairman of Spectrum Office Products Inc. from April 1970 until its acquisition by Staples in March 1994.

         James E. Flavin, age 54, has served as Senior Vice President Finance and Corporate Controller since February 1995. Prior to joining Staples, Mr. Flavin was with Filene's, a clothing retailer, in various capacities, most recently as Senior Vice President Finance & MIS of the Filene's Division of May Department Stores Company.

         Richard Gentry, age 47, has served as Executive Vice President - Merchandising since February 1996. Prior to joining Staples, Mr. Gentry was with Lechmere, Inc. where he served as Executive Vice President Merchandising from 1993 to 1995 and Senior Vice President Merchandising from 1990 to 1993.

         Susan S. Hoyt, age 53, has served as Executive Vice President - Human Resources since July 1996. Prior to joining Staples, Ms. Hoyt was with Dayton Hudson Department Stores, a clothing retailer in Minneapolis, Minnesota, where she served as Executive Vice President of Store Operations from 1993 to 1996, and prior to that as Senior Vice President of Human Resources from 1991 to 1993.

         Todd J. Krasnow, age 39, has served as Executive Vice President - Small Business since March 1996. Previously he served as Executive Vice President - Sales & Marketing from April 1994 to March 1996. He served as Senior Vice President - Sales & Marketing from November 1993 until April 1994, and from May 1992 until November 1993, he served as Senior Vice President - Joint Ventures.

         Jeffrey Levitan, age 42, has served as Senior Vice President - Strategic Planning and Business Development since August 1996. From 1988 to 1996, Mr. Levitan was with The Boston Consulting Group where he served as a strategic management consultant.

         John J. Mahoney, age 46, has served as Executive Vice President and Chief Financial Officer since September 1996. From June 1996 to August 1996, Mr. Mahoney was Executive Vice President and Chief Financial Officer at Hill, Holliday, Connors, Cosmopulos, an advertising agency. Prior to joining Hill, Holliday, Mr. Mahoney was a partner with Ernst & Young LLP, where he served in various capacities in its accounting and auditing groups from 1975 to June 1996.

         Ronald L. Sargent, age 41, has served as President - Staples Contract & Commercial since June 1994. From September 1991 until June 1994 he served as Vice President - Staples Direct and Executive Vice President - Contract & Commercial.

         Evan P. Stern, age 55, has served as President of Staples National Advantage since July 1995. From November 1994 to July 1995, he was President of National Office Supply Company, Inc. which became a subsidiary of Staples in February 1994. Prior to that, he served as President and Chief Operating Officer of National Office Supply Company, Inc.

         Joseph S. Vassalluzzo, age 49, has served as President Staples Realty since September 1996. Mr. Vassalluzzo joined Staples in September 1989 and served as Executive Vice President - Growth & Development until April 1993. From April 1993 until November 1993, he served as Executive Vice President - Growth and Support Services and from November 1993 to September 1996 he served as Executive Vice President - Global Growth & Development.

         Staples' Chairman of the Board of Directors is elected by the Board of Directors for a one-year term and serves at the discretion of the Board. All other executive officers of Staples are appointed by the Board of Directors and serve at the Board's discretion. No family relationships exist between any of the executive officers or Directors of Staples.

Board and Committee Meetings

         The Audit Committee of the Board of Directors provides the opportunity for direct contact between Staples' independent auditors and the Board. The Audit Committee reviews the auditors' performance in the annual audit and in assignments unrelated to the audit, reviews auditors' fees, discusses Staples' internal accounting control policies and procedures and considers and recommends the selection of Staples' independent auditors. The Audit Committee met five times during the fiscal year ended February 1, 1997. The current Audit Committee members are Messrs. Walsh (Chairman) and Moody and Ms. Burton. David Lubrano, Director Emeritus, was a member of the Audit Committee until May 1996.

         The Compensation Committee of the Board of Directors sets the compensation levels of executive officers (subject to review by the Board of Directors), provides recommendations to the Board regarding compensation programs, administers Staples' stock option, stock purchase and other employee benefit plans and authorizes option and restricted stock grants under the 1992 Equity Incentive Plan. The Compensation Committee met five times during the fiscal year ended February 1, 1997. The current members of the Compensation Committee are Messrs. Nakasone (Chairman), Heisey and Trust. Mr. Trust joined the Compensation Committee in May 1996. Mr. Kahn was a member of the Compensation Committee until May 1996.

         The Corporate Governance Committee of the Board of Directors (formerly the Nominating Committee) provides recommendations to the Board regarding nominees for Director, membership on the Board committees, and succession matters for the Chief Executive Officer. The Corporate Governance Committee will consider nominees recommended by stockholders. Stockholders who wish to recommend nominees for Director should submit recommendations to the Secretary who will forward them to the Corporate Governance Committee for consideration. The Corporate Governance Committee met three times during the fiscal year ended February 1, 1997. The current members of the Corporate Governance Committee are Messrs. Moriarty (Chairman), Kahn and Romney. Mr. Trust was a member of the Corporate Governance Committee until May 1996. Mr. Kahn joined the Corporate Governance Committee in May 1996.

         The Executive Committee of the Board of Directors is authorized, with certain exceptions, to exercise all of the powers of the Board in the management and affairs of the Company. It is intended that the Executive Committee shall take action only when reasonably necessary to expedite the interests of the Company between regularly scheduled Board meetings. The Executive Committee met once during the fiscal year ended February 1, 1997. The current members of the Executive Committee are Messrs. Nakasone, Romney and Stemberg.

         The Board of Directors met seven times during the fiscal year ended February 1, 1997. Each incumbent Director attended at least 75% of the aggregate number of Board meetings and meetings of committees on which he or she then served.

Director Compensation

         Each non-employee Director receives a fee of $1,000 for each Board of Directors meeting attended and $300 for each Committee meeting attended. All Directors are reimbursed for certain company-related travel expenses.

         The 1990 Director Stock Option Plan of Staples (the "Director Plan") provides for a grant to each non-employee Director, upon his or her initial election as a Director, of an option to purchase 10,000 shares of Common Stock. The Director Plan also provides for the annual grant of an option to purchase 5,000 shares of Common Stock to each non-employee Director who attends during a fiscal year at least 75% of the total number of Board of Directors meetings held while he or she was a Director (excluding meetings held by telephone conference on less than seven days notice) and meetings of committees of the Board of Directors on which he or she then served during the fiscal year. The Director Plan provides for a pro rata reduction in the number of shares subject to the option granted to a Director for the fiscal year in which he or she was initially elected to the Board based on the number of Board meetings held during the fiscal year prior to his or her election to the Board.

         With respect to the fiscal year ended February 1, 1997, on March 6, 1997 each of Ms. Burton and Messrs. Heisey, Kahn, Moody, Moriarty, Nakasone, Romney, Trust and Walsh, was granted an option to purchase 5,000 shares of Common Stock at an exercise price of $24.375 per share.

         All stock options under the Director Plan are granted at an exercise price equal to the fair market value of the Common Stock on the date of grant, and become exercisable on a cumulative basis in four equal annual installments, commencing on the first anniversary of the date of grant. In the event of a "Change in Control" of Staples (as defined in the Director Plan), all options outstanding under the Director Plan automatically become exercisable in full, unless the Board of Directors expressly determines that the "Change in Control" provisions of the Director Plan should not be triggered. An optionee generally may exercise an option granted under the Director Plan, to the extent exercisable, only while he or she is a Director of Staples and for up to six months thereafter. Unexercised options expire ten years after the date of grant.


Executive Compensation

Summary Compensation

         The following table sets forth certain information concerning the compensation for each of the last three fiscal years of Staples' Chief Executive Officer and certain of Staples' other most highly compensated executive officers during the fiscal year ended February 1, 1997 (the "Senior Executives").

                           SUMMARY COMPENSATION TABLE


                                                                           Long Term
                                  Annual Compensation (1)                 Compensation
                                  -----------------------             -----------------------
                                                                                   Common
       Name and          Fiscal                                      Restricted      Stock       All Other
  Principal Position      Year        Salary         Bonus (2)      Stock Awards    Options    Compensation (3)
  ------------------      ----        ------         ---------      ------------    -------    ----------------
Thomas G. Stemberg        1996       $447,917         $414,315      $1,216,875 (4)   160,000             --
  Chairman and CEO        1995        422,916          280,730           --          213,750             --
                          1994        349,167          300,888           --          480,937           1,324

Martin E. Hanaka          1996       $420,833         $313,038     $1,106,250 (5)    210,000             --
  President and COO       1995        372,916          198,162           --          150,000             --
                          1994        163,333          241,175 (6)       --          365,622             --

John C. Bingleman         1996       $356,609 (7)     $243,065     $  774,375 (8)    115,000             --
 President - Staples      1995        327,892 (9)      120,015           --          103,500         20,905 (10)
 International            1994         99,191          144,846           --          300,375             --

Ronald L. Sargent         1996       $302,775         $208,257      $ 774,375 (11)   115,000             --
  President - Staples     1995        241,250          183,597           --           74,250             --
  Contract &              1994        184,583          161,582           --          168,750             --
  Commercial

Joseph S. Vassalluzzo     1996       $312,500         $193,347      $ 553,125 (12)    70,000             --
  President - Staples     1995        283,333          125,503           --           37,500             --
  Realty                  1994        247,083          186,849           --           84,375           1,086



    (1) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Senior Executive for each year shown

    (2) Except as noted below, represents amounts paid under Staples' executive bonus plan for the relevant fiscal year.

    (3) Except as noted below, represents the full dollar amount of insurance premiums paid by Staples with respect to life insurance for the benefit of the Senior Executive.

    (4) On October 1, 1996, Mr. Stemberg was awarded 55,000 shares of Performance Accelerated Restricted Stock ("PARS") with a per share value of $22.125. As of February 1, 1997 the restricted shares owned by Mr. Stemberg had a total value of $1,127,500. See "Performance Accelerated Restricted Stock Awards."

    (5) On October 1, 1996, Mr. Hanaka was awarded 50,000 PARS shares with a per share value of $22.125. As of February 1, 1997 the restricted shares owned by Mr. Hanaka had a total value of $1,025,000. See "Performance Accelerated Restricted Stock Awards."

    (6) Mr. Hanaka joined Staples in August 1994. Bonus payment for 1994 was calculated based on the full year results and Mr. Hanaka's annualized salary of $350,000 pursuant to his offer of employment.

    (7) Includes payments of $25,993 paid to Mr. Bingleman by Staples' Canadian subsidiary, The Business Depot, Ltd.

    (8) On October 1, 1996, Mr. Bingleman was awarded 35,000 PARS shares with a per share value of $22.125. As of February 1, 1997 the restricted shares owned by Mr. Bingleman had a total value of $717,500. See "Performance Accelerated Restricted Stock Awards."

    (9) Includes payments of $25,530 paid to Mr. Bingleman by Staples' Canadian subsidiary, The Business Depot, Ltd.

   (10) Includes $20,905 for reimbursement of relocation expenses.

   (11) On October 1, 1996, Mr. Sargent was awarded 35,000 PARS shares with a per share value of $22.125. As of February 1, 1997 the restricted shares owned by Mr. Sargent had a total value of $717,500. See "Performance Accelerated Restricted Stock Awards."

   (12) On October 1, 1996, Mr. Vassalluzzo was awarded 25,000 PARS shares with a per share value of $22.125. As of February 1, 1997 the restricted shares owned by Mr. Vassalluzzo had a total value of $512,500. See "Performance Accelerated Restricted Stock Awards."

Performance Accelerated Restricted Stock ("PARS") Awards

         In order to maintain Staples' high risk-high reward philosophy, the Compensation Committee has adopted a PARS plan (the "Plan") for certain key executives. Under the Plan, shares of Staples Common Stock are granted to executives in consideration for services. The shares are "restricted" in that they may not be sold or transferred by the executive until they "vest." Staples PARS issued in fiscal 1996 will vest on February 1, 2002 subject to acceleration upon achievement of certain pre-determined earnings per share ("EPS") growth targets over the next two to five fiscal years. EPS growth targets are determined by the Compensation Committee and approved by the Board of Directors each year for grants under the Plan in that year. Once the PARS have vested, they become "unrestricted" and may be freely sold or transferred. Generally, the PARS are forfeited if the executive's employment with Staples terminates prior to vesting.


Option Grants

         The following table sets forth certain information concerning grants of stock options during the fiscal year ended February 1, 1997 for each of the Senior Executives.


                        OPTION GRANTS IN LAST FISCAL YEAR


                                           Individual Grants
                           ---------------------------------------------------

                                         Percent of
                                            Total                                   Potential Realizable Value at
                                           Options                                Assumed Annual Rate of Stock Price
                                         Granted to                                Appreciation for Option Term (3)
                           Number Of     Employees      Exercise                  -----------------------------------
                            Options      in Fiscal      Price per   Expiration
          Name             Granted(1)       Year        Share (2)      Date        0%          5%            10%
          ----             ----------       ----        ---------      ----        --          --            ---
Thomas G. Stemberg           160,000        4.38%         $20.63       8/27/06     $0      $2,076,000     $5,258,400

Martin E. Hanaka             210,000        5.75%         $20.63       8/27/06     $0      $2,724,750     $6,901,650

John C. Bingleman             60,000        1.64%         $17.42       2/26/06     $0     $   657,198     $1,665,798
                              55,000        1.51%         $20.63       8/27/06     $0     $   713,625     $1,807,575

Ronald L. Sargent             60,000        1.64%         $17.42       2/26/06     $0     $   657,198     $1,665,798
                              55,000        1.51%         $20.63       8/27/06     $0     $   713,625     $1,807,575

Joseph S. Vassalluzzo         70,000        1.92%         $20.63       8/27/06     $0     $   908,250     $2,300,550
--------------


(1) Each of the options granted becomes exercisable in full on the third anniversary of the date of grant, provided that the optionee continues to be employed by Staples on such date. The exercisability of the options is accelerated under certain circumstances. See "Employment Contracts, Termination of Employment and Change-in-Control Agreements with Senior Executives."

(2) The exercise price is equal to the fair market value per share of Common Stock on the date of grant.

(3) In accordance with the rules of the Securities and Exchange Commission, the amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 0%, 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock, the option holders' continued employment through the option period, and the date on which the options are exercised.

Option Exercises and Holdings

         The following table sets forth certain information concerning each exercise of stock options during the fiscal year ended February 1, 1997 by each of the Senior Executives and the number and value of unexercised options held by each of the Senior Executives on February 1, 1997.


               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR END
                          FISCAL YEAR-END OPTION VALUES


                                No.of                          No. of Shares of Common
                              Shares of                           Stock Underlying           Value of Unexercised
                            Common Stock                       Unexercised Options at      In-The-Money Options at
                              Acquired          Value              Fiscal Year End           Fiscal Year End (2)
           Name              On Exercise     Realized (1)     Exercisable/Unexercisable   Exercisable/Unexercisable
           ----              -----------     ------------     -------------------------   -------------------------
Thomas G. Stemberg              329,064        $3,535,393        2,328,750/955,937          $32,259,934/$7,545,129

Martin E. Hanaka                      0       $         0                0/725,622                   $0/$4,743,173

John C. Bingleman                     0       $         0          112,500/406,375           $1,406,250/$2,620,804

Ronald L. Sargent                37,000       $   641,719          258,730/343,657           $3,858,595/$2,358,457

Joseph S. Vassalluzzo            90,000        $1,523,835          507,207/267,813           $8,018,849/$2,194,533

-----------------

(1) Represents the difference between the exercise price and the fair market value of the Common Stock on the date of exercise.

(2) Based on the fair market value of the Common Stock on February 1, 1997 ($20.50 per share), less the option exercise price.


Employment Contracts, Termination of Employment and Change-in-Control Agreements with Senior Executives

         Staples has entered into Severance Benefit Agreements (the "Severance Agreements") with the Senior Executives. Under the Severance Agreements, which expire May 31, 2000, the Senior Executives would be entitled to continuation of salary and other benefits for (i) 18 months in the case of Messrs. Stemberg and Hanaka, and (ii) 12 months in the case of Messrs. Bingleman, Sargent and Vassalluzzo, following termination of employment by Staples without cause (or "constructive discharge" as provided in the Severance Agreements). Each Senior Executive would receive such benefits for an additional period of 6 months if such termination occurred within two years following a "change in control" of Staples (as defined in the Severance Agreements). A change in control of Staples also results in an acceleration of the exercisability of certain options held by the Senior Executives pursuant to the terms of such options.

         Pursuant to their Severance Agreements, the exercisability of those options to purchase shares granted to Mr. Hanaka on August 15, 1994 and Mr. Bingleman on June 30, 1994 accelerates if such Senior Executive's employment is terminated without cause.

Compliance with Section 16(a) of the Securities Exchange Act of 1934.

         Except as set forth below, based solely on its review of copies of reports filed by persons ("Reporting Persons") required to file such reports pursuant to Section 16(a) of the Exchange Act, Staples believes that all filings required to be made by Reporting Persons of the Company were timely made in accordance with the requirements of the Exchange Act.

         In July 1996, Thomas G. Stemberg filed a late Form 5 reflecting a change in the status of his indirect ownership of certain shares held by The Thomas G. Stemberg Family Trust due to his resignation as Trustee as of November 15, 1995, and a gift of shares to the Trust on December 14, 1995.

Compensation Committee Interlocks and Insider Participation

         Messrs. Heisey and Nakasone, non-employee Directors of Staples, served on the Compensation Committee for the entire fiscal year ended February 1, 1997 ("fiscal 1996"). Mr. Kahn, a non-employee Director, served on the Compensation Committee until May 23, 1996, at which time Mr. Trust, also a non-employee Director, was appointed to the Compensation Committee. Decisions relating to executive officer stock option grants and awards during such fiscal year were made by the Executive Officer Equity Incentive Subcommittee consisting of Messrs. Heisey and Trust.

Certain Transactions

         In connection with Staples' acquisition of the stock of National Office Supply Company, Inc. ("NOS"), Staples acquired leases in Chicago, Illinois and Hackensack, New Jersey between NOS and certain partnerships of which Evan Stern is a partner. Annual rental payments in fiscal 1996 were $532,432 and $680,000, respectively. In addition, through Staples' acquisition of Spectrum Office Products Inc. ("Spectrum"), Staples acquired a lease of its facility in Rochester, New York with a partnership of which Henry Epstein is partner. Rental payments in fiscal 1996 amounted to $576,514.72. As a result of such acquisition, Staples also holds the mortgage note of such partnership on the property pursuant to which the partnership paid Staples $80,987 in fiscal 1996. Each of the above transactions was entered into prior to the acquisition of such companies by Staples.

         Staples has a policy that transactions and loans, if any, between Staples and its officers, Directors and affiliates will be on terms no less favorable to Staples than could be obtained from unrelated third parties and will be approved by a majority of the members of the Board of Directors and by a majority of the disinterested members of the Board of Directors. In addition, this policy mandates that Staples may make loans to such officers, Directors and affiliates for bona fide business purposes only. In accordance with Staples' policy, each of the above transactions was approved by the Board of Directors. Staples believes that the terms of the above arrangements are no less favorable than could be obtained from unrelated third parties.

Compensation Committee Report on Executive Compensation

         Staples' executive compensation program is administered by the Compensation Committee composed of the non-employee Directors listed below. Staples' executive compensation program is designed to retain and reward executives who are responsible for leading Staples in achieving its business objectives. All decisions by the Compensation Committee relating to the compensation of Staples' executive officers are reviewed by the full Board. This report is submitted by the Compensation Committee and addresses Staples' compensation policies for fiscal 1996 as they affected the Chief Executive Officer and the other executive officers of Staples.

Compensation Philosophy

         The objectives of the executive compensation program are to (i) align compensation with business objectives, individual performance and the interests of Staples' stockholders, (ii) motivate and reward high levels of performance,
(iii) recognize and reward the achievement of Company and/or business unit goals, and (iv) enable Staples to attract, retain and reward executive officers who contribute to the long-term success of Staples.

         In furtherance of these objectives, the Committee's executive compensation philosophy is that a significant portion of executive compensation should be tied to the performance of Staples. The base salaries paid to executives are targeted by the Committee to fall at or below the median of the base salary believed to be paid to comparable executives of comparable companies. Staples seeks, however, to provide its executives with opportunities for compensation substantially higher than base salary through performance-based bonuses, stock options and Performance Accelerated Restricted Stock.

The Committee believes that bonus awards tied to achievement of pre-approved earnings, sales and customer service goals serve as an influential motivator to its executives and help to align the executives' interests with those of the stockholders of Staples. The Committee also believes that a substantial portion of the compensation of Staples' executives should be linked through Staples' stock option and PARS program to the success of Staples' stock in the marketplace. Stock options and PARS further align the interests of management and stockholders and assist in the retention of valued executives.

         During fiscal 1996, Staples engaged the international compensation and human resources consulting firm, The Hay Company ("Hay"), to determine the rank order of the top sixty-four executive positions, the market price of top executive positions and the appropriate compensation opportunities based on market data, or if market data was limited, relative internal value and make recommendations consistent with Staples' objectives and philosophy. In compiling the comparative information, Hay utilized public and proprietary information regarding executive compensation for retail companies and companies in other markets believed by Hay to be relevant to Staples. Certain of these companies are included in the Standard and Poor's Retail Composite Index contained in the stock performance graph on page 15.


Implementation of Compensation Program

         Based on the information in the Hay study and consistent with Staples' objectives and philosophy, the Committee targeted total annual compensation -- consisting of the three principal elements of salary, cash bonus and stock -- to fall above the median for total annual compensation for similar positions in the group of companies used in the Hay study.

o Salaries: The Compensation Committee targeted base annual salary for executive officers including the Senior Executives to be at 40% of the annual base salary for comparable positions in the Hay study group. Annual base salary for our other officers was targeted at the average for comparable positions in the Hay study group.

o Bonus: Each of Staples' executives, including the Senior Executives, was eligible to participate in Staples' executive bonus plan in fiscal 1996 (the "Bonus Plan"). The Bonus Plan provided for the payment of a range of cash bonuses based on "stretch" objectives relating to annual earnings before taxes, sales, and customer service goals. Bonuses for the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer and certain other executives were based on company-wide earnings per share and customer service goals, while objectives for certain other executives also contained goals for the particular business unit over which such executive exercised responsibility.

     The earnings, sales, and customer service goals for the Bonus Plan were determined by the Committee and approved by the Board of Directors at the beginning of fiscal 1996. In each case, these bonus goals represented "stretch" objectives, requiring performance in excess of amounts set for budget purposes to achieve target bonus payouts. The Committee established target bonus payouts for executives in an attempt to bring the cash portion of total annual compensation (base salary plus target bonus) to approximately the median of the cash compensation paid to the Hay comparison group.

     For fiscal 1996, Staples surpassed its earnings and customer service budget amounts. For purposes of the Bonus Plan, earnings and earnings per share "stretch" objectives were exceeded on a company-wide basis.
     Attainment of other "stretch" bonus goals varied among business units.

o Stock Options: In addition to base salary and bonus, Staples' executives are also granted annually performance-based long-term incentives represented by stock options, which have been valued by Hay using a modified Black-Scholes methodology. The exercise price of all options granted is the fair market value of the Common Stock on the date of grant. The options granted under the option program since September 1, 1994 vest in full on the third anniversary of the date of grant to further encourage retention and promote identity of interest with Staples' stockholders. Certain executives were granted additional options as an inducement to join Staples or in recognition of promotions or special achievement.

o Performance Accelerated Restricted Stock (PARS): In order to maintain Staples high risk-high reward philosophy, the Committee evaluated various types of long-term incentive vehicles to meet certain objectives, including the retention of key executives, maintenance of focus on shareholder returns and delivery of total direct compensation above the median of the Hay comparison group, while minimizing dilution, charges to earnings and complexity. To address these goals, the Committee adopted a PARS plan under which actual shares of Staples Common Stock are granted to senior management, including the Senior Executives, without cost to them. The shares, however, are "restricted" in that they may not be sold or transferred by the executive until they "vest". Staples PARS issued in fiscal 1996 will vest on February 1, 2002 subject to acceleration if Staples achieves certain pre-determined compound EPS growth over the next two to five fiscal years. EPS growth targets are determined by the Committee and approved by the Board of Directors each year for grants of PARS in that year. Once the PARS have vested, they become "unrestricted" and may be sold or transferred.

         Mr. Stemberg, Staples' Chief Executive Officer, is eligible to participate in the same executive compensation program available to other Staples executives, and his total annual compensation, including compensation derived from Staples' bonus program and stock option/PARS program, was set by the Committee in accordance with the same criteria. Mr. Stemberg's annual salary was increased in fiscal 1996 from $425,000 to $450,000 which was below the low end of the base salary range recommended by Hay for Staples' Chief Executive Officer position and at the low end of the range of the Hay comparison group. Under the Bonus Plan, Mr. Stemberg was paid a bonus of $441,315 placing his total cash compensation below the median of the Hay Comparison group. Using the Hay valuation for options, total annual compensation to Mr. Stemberg in fiscal 1996 placed him above the median of the Hay comparison group.

Tax Considerations

         Under the Internal Revenue Code of 1986, as amended, certain executive compensation in excess of $1 million paid to a public company's five most highly-paid executives is not deductible for federal income tax purposes unless the executive compensation is awarded under a performance-based plan approved by the stockholders. Although the Committee believes that the ability to claim such tax deductions is of value to Staples, it has decided not to submit its bonus plan for fiscal 1997 for stockholder approval at this time because the Committee has determined that cash compensation to any executive that exceeds $1 million for fiscal 1997 would be deminimus. However, Staples' stock option plans are structured so that options granted to its executives comply with the performance-based requirements of the tax law.


         Compensation Committee:            Robert C. Nakasone, Chairman
                                            W. Lawrence Heisey
                                            Martin Trust

Stock Performance Graph

         The following graph compares the cumulative total stockholder return on the Common Stock of Staples between February 1, 1992 and February 1, 1997 (the end of fiscal 1996) with the cumulative total return of (i) Standard & Poor's 500 Composite Index and (ii) the Standard & Poor's Retail Store Composite Index. This graph assumes the investment of $100.00 on February 1, 1992 in Staples' Common Stock, the Standard & Poor's 500 Composite Index and the Standard & Poor's Retail Store Composite Index, and assumes dividends are reinvested. Measurement points are January 30, 1993, January 29, 1994, January 28, 1995, February 3, 1996 and February 1, 1997 (Staples' last five fiscal year ends).




                     [Tabular Representation of Line Chart]




                          TOTAL RETURN TO SHAREHOLDERS
                              Dividends Reinvested


                                    1-Feb-92     30-Jan-93    29-Jan-94     28-Jan-95     3-Feb-96      1-Feb-97
                                    --------     ---------    ---------     ---------     --------      --------
SPLS                                  100.00        114.90       123.08        162.85       256.87        309.76
S & P Retail Composite                100.00        117.24       109.10        101.13       108.10        125.31
S & P 500                             100.00        107.34       117.10        115.07       155.54        192.31


                                  STAPLES, INC.

   Proxy for the Annual Meeting of Stockholders to be held on August 26, 1997

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                 OF THE COMPANY


         The undersigned, revoking all prior proxies, hereby appoint(s) Thomas
G. Stemberg, John J. Mahoney and Peter M. Schwarzenbach, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of Common Stock of Staples, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at Fleet Bank, 8th Floor Conference Center, 75 State Street, Boston, Massachusetts, on Tuesday, August 26, 1997 at 2:00 p.m., local time, and at any adjournment thereof.

         In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

         This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR Proposals 1 and 2. Attendance of the undersigned at the meeting or any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or affirmatively indicate the intent to vote in person.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE                     SEE REVERSE SIDE

       Please mark
 [X]   votes as in
       this example

       MANAGEMENT RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.

1. To elect Basil L. Anderson, Robert C. Nakasone and Thomas G. Stemberg as Class 3 Directors (except as marked below).

                  FOR          WITHHELD

                  [ ]            [ ]

      --------------------------------------------------
 [ ]  For all nominees except as noted above

2. To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the current year.



   FOR                           AGAINST                      ABSTAIN

   [ ]                             [ ]                          [ ]



MARK HERE IF YOU PLAN TO ATTEND THE MEETING           [ ]


MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT         [ ]


Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation or a partnership, please sign by authorized person.


Signature:                          Date
          -------------------------     ------------------------
Signature:                          Date
          -------------------------     ------------------------